Exhibit 99.1

SiriusXM Announces Retention of Financial and Legal Advisors

by the Special Committee of its Board of Directors

Sirius XM and Liberty Media Defer Balance of Share Repurchase to April 2014

NEW YORK –January 24, 2014 – SiriusXM announced today that the Special Committee of its Board of Directors has retained Evercore Group L.L.C. to act as its financial advisor and Weil, Gotshal & Manges LLP to act as its legal counsel to assist and advise the Special Committee in connection with its evaluation of Liberty Media Corporation’s proposal to acquire all of the outstanding shares of common stock of SiriusXM not owned by Liberty Media. SiriusXM formed the Special Committee, comprised entirely of independent directors not affiliated with Liberty Media, following SiriusXM’s receipt of Liberty Media’s proposal on January 3, 2014.

The Special Committee intends to work with its financial and legal advisors to, among other things, review and evaluate whether the Liberty Media proposal is in the best interests of SiriusXM and its stockholders, other than Liberty.

In addition, in light of SiriusXM’s receipt of Liberty Media’s proposal, the Special Committee has authorized Sirius XM to enter into an agreement with Liberty Media to defer the previously scheduled $240 million repurchase of shares of SiriusXM common stock from Liberty Media from January 27, 2014 to April 25, 2014 (the date of the final installment of share repurchases from Liberty Media pursuant to the October 9, 2013 agreement with Liberty Media, as amended). As a result of this deferral, SiriusXM will repurchase $340 million of its shares of common stock from Liberty Media on April 25, 2014 at a price of $3.66 per share.

SiriusXM cautions its stockholders and others considering trading in its common stock that no decisions have been made by the Board of Directors or the Special Committee with respect to Liberty Media’s proposal. There can be no assurance that any agreement based on Liberty Media’s proposal will be approved or recommended by the Special Committee, or that any transaction will be entered into or consummated. SiriusXM does not anticipate making any further public statements regarding these matters unless and until either it enters into a definitive agreement for a transaction or the Special Committee determines that no such transaction will be effected, or it otherwise deems further disclosure is appropriate or required by law.

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the world’s largest radio broadcaster measured by revenue and has 25.6 million subscribers. SiriusXM creates and broadcasts commercial-free music; premier sports talk and live events; comedy; news; exclusive talk and entertainment; and the most comprehensive Latin music, sports and talk programming in radio. SiriusXM is available in vehicles from every major car company in the U.S. and from retailers nationwide as well as at shop.siriusxm.com. SiriusXM programming is available through the SiriusXM Internet Radio App for smartphones and other connected devices as well as online at siriusxm.com. SiriusXM also provides premium traffic, weather, data and information services for subscribers in cars, trucks, RVs, boats and aircraft through SiriusXM Traffic™, SiriusXM Travel Link, NavTraffic®, NavWeather™, SiriusXM Aviation, SiriusXM Marine™, Sirius Marine Weather, XMWX Aviation™, and XMWX Marine™. SiriusXM holds a minority interest in SiriusXM Canada which has more than 2 million subscribers.

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This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: our competitive position versus other forms of radio and audio services; our dependence upon automakers; general economic conditions; failure of our satellites, which, in most cases, are not insured; our ability to attract and retain subscribers at a profitable level; royalties we pay for music rights; the unfavorable outcome of pending or future litigation; rapid technological and industry change; failure of third parties to perform; changes in consumer protection laws and their enforcement; and our substantial indebtedness.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2012, which is filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

E-SIRI

Contact Information for Investors and Financial Media:

Investors:

Hooper Stevens

212 901 6718

hooper.stevens@siriusxm.com

Media:

Patrick Reilly

212 901 6646

patrick.reilly@siriusxm.com

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